                                                                                          Exhibit 99.1

[logo] PHOENIX

THE PHOENIX COMPANIES, INC.                              N  E  W  S     R  E  L  E  A S E

One American Row
PO Box 5056
Hartford CT 06102-5056
www.PhoenixWealthManagement.com
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For:     Immediate Release

Contact:       Media Relations:      Alice S. Ericson    860-403-5946

               INVESTOR RELATIONS:  LINDA M. SAMONCIK  860-403-7100

                                              THE PHOENIX COMPANIES, INC.
                                     ANNOUNCES SHAREHOLDER ODD-LOT BUY/SELL PROGRAM

         HARTFORD, CONN., JULY 16, 2003 - The Phoenix Companies, Inc. (NYSE: PNX) today announced a program to provide owners of fewer than 100 shares of its common stock with a convenient, voluntary opportunity to either sell all their shares or purchase enough additional shares to increase their holdings to 100 shares.

         The program is not a stock buyback program by the company. Rather, shares will be bought or sold on the open market through a designated broker. Participating shareholders will pay or receive a market-based price per share that is uniformly applied to all transactions in a given week. Requests to purchase or sell shares must be received by August 29, 2003, unless Phoenix extends the program.
Shareholder questions may be directed to the program manager, Georgeson Shareholder Communications, Inc., toll-free, at 1-866-683-9257.

         Phoenix has approximately 343,000 shareholders, of which approximately 240,000 are eligible to participate in the program. Phoenix had 94.2 million shares outstanding as of June 30, 2003.

         The Phoenix Companies, Inc. is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and investment management products and services. Phoenix has corporate offices in Hartford, Conn. For more information on Phoenix, visit www.PhoenixWealthManagement.com.

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